Exhibit 99.1

News Release

NRG Energy, Inc. Completes Sale of Kendall Generating Station

PRINCETON, N.J.—(BUSINESS WIRE)—Dec. 1, 2004—NRG Energy, Inc. (NYSE:NRG) today announced it has completed the sale of its Kendall Generating Station, a 1,160 megawatt (MW) generating plant in Minooka, Illinois, to an affiliate of LS Power Associates, L.P.

The transaction results in the deconsolidation of $448.4 million in debt from NRG’s consolidated balance sheet. In addition, NRG received $1 million in cash proceeds. Given NRG’s right to reacquire a 40 percent interest in the project, within a 10-year period for a nominal amount, the transaction is being treated as a partial sale for accounting purposes. NRG recorded a nonrecurring noncash loss in the third quarter of $24.5 million as a result of this sale.

“This transaction signifies the end of NRG’s divestment of major assets that do not fit strategically within our core regions,” said David Crane, President and Chief Executive Officer. “We have strengthened our balance sheet considerably through asset divestments and we are now free to focus on improving our performance and enhancing our capabilities in core regions.”

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the Northeast, South Central and West Coast regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in generating facilities in Australia and Germany.

LS Power Associates, L.P. is managed by LS Power Development, LLC and is the business successor to LS Power Corporation and LS Power, LLC. LS Power and its predecessors have developed and owned over 5,000 MW of generation capacity.

Certain statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to remarks about NRG’s balance sheet and strategy. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements above include, among others, the expected results of the transaction on NRG’s financials are not met and changes in NRG’s strategy.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

CONTACT:	NRG Energy, Inc.
Investor Inquiries:
Katy Sullivan, 609-524-4527
Nahla Azmy, 609-524-4526
or
Media Inquiries:
Lesa Bader, 612-373-6992

SOURCE:	NRG Energy, Inc.